SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BOCA RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

September 30, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Boca Resorts, Inc. to be held at 9:00 a.m., Eastern Standard Time, on Friday, November 7, 2003, at the Yacht Club at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432.

      The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be acted upon. In addition, there will be a business report on the progress of Boca Resorts, Inc. and an opportunity to ask questions of general interest to stockholders.

      Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. Please sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, if you are a registered stockholder (the stock certificates for your shares are registered in your name) you may vote your shares over the Internet or by automated telephone response, as further indicated on the Proxy Card. The Board of Directors recommends that stockholders vote FOR each of the matters described in the Proxy Statement to be presented at the Annual Meeting.

Sincerely,

H. Wayne Huizenga
Chairman of the Board and Chief Executive Officer

PROXY STATEMENT/ANNUAL MEETING OF STOCKHOLDERS
BIOGRAPHICAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
RELATED TRANSACTIONS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE
PROPOSAL TWO
STOCKHOLDER PROPOSALS
OTHER MATTERS

BOCA RESORTS, INC.
501 East Camino Real
Boca Raton, Florida 33432

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BOCA RESORTS, INC.:

      The 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Boca Resorts, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Standard Time, on Friday, November 7, 2003, at the Yacht Club at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432 to consider and act on the following matters, all of which are set forth more completely in the accompanying Proxy Statement:

1. To elect directors to a term of office expiring at the Company’s 2004 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified;

2. To ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2004; and

3. To transact such other business as may properly come before the Annual Meeting.

      The Board of Directors has fixed the close of business on September 11, 2003 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting.

      You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. ALTERNATIVELY, IF YOU ARE A REGISTERED HOLDER OF OUR STOCK YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY AUTOMATED TELEPHONE RESPONSE, AS FURTHER INDICATED ON THE PROXY CARD. You may revoke your proxy at any time prior to its use.

By Order of the Board of Directors,

Richard L. Handley
Senior Vice President, Secretary and General Counsel

Boca Raton, Florida

September 30, 2003

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT

PROMPTLY IN THE ENVELOPE PROVIDED. DO NOT RETURN YOUR
PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY TELEPHONE.

BOCA RESORTS, INC.

501 East Camino Real
Boca Raton, Florida 33432

PROXY STATEMENT/ANNUAL MEETING OF STOCKHOLDERS

November 7, 2003

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boca Resorts, Inc. (the “Company”), for use at the 2003 Annual Meeting of Stockholders of the Company or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Standard Time, on Friday, November 7, 2003, at the Yacht Club at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432.

      It is anticipated that this Proxy Statement, the Notice of Annual Meeting, the proxy card and the Company’s Annual Report to Stockholders will be mailed to stockholders of the Company on or about September 30, 2003.

Record Date

      Only stockholders of record at the close of business on September 11, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting.

Shares Outstanding and Voting Rights

      As of the Record Date, there were 39,095,578 shares of the Company’s Class A common stock, par value $.01 per share (the “Class A Common Stock”), and 255,000 shares of the Company’s Class B common stock, par value $.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulative voting for directors.

      H. Wayne Huizenga, the Chairman of the Board and Chief Executive Officer, currently owns all of the shares of Class B Common Stock. Accordingly, Mr. Huizenga is able to control the outcome on the matters that properly come before the Company’s stockholders for approval at the Annual Meeting.

Proxy Procedure

      Proxies properly executed and returned in a timely manner (or in the case of votes timely cast telephonically or by Internet by registered stockholders as described in the proxy card) will be voted at the Annual Meeting in accordance with the directions given. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors and for ratification of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2004. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy (including a later-dated vote via Internet or telephone if you are a registered holder of Common Stock).

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted in determining whether or not a quorum (50% of the outstanding shares) is present. A quorum is required to conduct business at the Annual Meeting.

Voting Requirements

      If a properly executed proxy is returned (or voted by telephone or Internet) and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

Costs of Solicitation

      All costs of the solicitation of proxies by the Company’s Board of Directors will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by directors, executive officers and employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of stock held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

BIOGRAPHICAL INFORMATION REGARDING

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information, as of September 11, 2003, concerning each of the Company’s directors and executive officers.

Name	Age	Position

H. Wayne Huizenga	65	Chairman of the Board and Chief Executive Officer
David S. Feder	56	President and Chief Operating Officer
Wayne Moor	51	Senior Vice President, Treasurer and Chief Financial Officer
Richard L. Handley	56	Senior Vice President, Secretary and General Counsel
MaryJo Finocchiaro	39	Vice President and Corporate Controller
Steven R. Berrard	49	Director
Dennis J. Callaghan	54	Director
Michael S. Egan	63	Director
Harris W. Hudson	60	Director
George D. Johnson, Jr	61	Director
Henry Latimer	65	Director
Peter H. Roberts	61	Director
Richard C. Rochon	46	Director

      H. Wayne Huizenga has been the Company’s Chairman of the Board and Chief Executive Officer since September 1996. Mr. Huizenga has also served as a director of AutoNation, Inc. (“AutoNation”), which owns the nation’s largest chain of franchised automotive dealerships, since August 1995 and served as its Chairman of the Board from August 1995 to December 2002. From August 1995 to September 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation. Since May 1998, Mr. Huizenga has served as a director of Republic Services, Inc. (“Republic Services”), a leading provider of non-hazardous solid waste collection and disposal services and served as its Chairman of the Board from May 1998 to December 2002. Since January 1995, Mr. Huizenga has served as the Chairman of the Board of Extended Stay America, Inc. (“Extended Stay”), an owner and operator of extended stay lodging facilities. Since June 2000, Mr. Huizenga has served as a director of ANC Rental Corporation (“ANC”), which owns and operates Alamo-Rent-A-Car and National Car Rental. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc. (“Viacom”), a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the

Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world’s largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc. (“Waste Management”), which he helped build into the world’s largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins and Pro Player Stadium in South Florida. Mr. Huizenga is the brother-in-law of Harris W. Hudson.

      David S. Feder joined the Company as Senior Vice President — Resort Operations in October 2001 and became President and Chief Operating Officer in January 2002. From June 1999 to October 2001, Mr. Feder served as Senior Vice President and Managing Director for the Arizona Biltmore Resort & Spa. From 1987 until June 1999, Mr. Feder held various management positions with the Boca Raton Resort & Club including Senior Vice President and General Manager and Senior Vice President of Marketing and Sales. Prior to joining the Boca Raton Resort & Club, Mr. Feder served as Vice President of Sales and Marketing at the Breakers in Palm Beach, Florida, and the Innisbrook Resort in Tarpon Springs, Florida. Previously, Mr. Feder held management positions in operations and sales and marketing for Princess Hotels International, The Plaza Hotel in New York City and the St. Francis Hotel in San Francisco.

      Wayne Moor has been the Company’s Senior Vice President, Treasurer and Chief Financial Officer since October 2002. Mr. Moor has over twenty years experience in real estate and hotel operations, asset management, debt restructurings, recapitalizations and developing strategic turnaround plans. From October 2001 to October 2002, Mr. Moor was Senior Vice President and Chief Financial Officer for ANC. In November 2001, following the terrorist attacks of September 11, 2001, ANC and its U.S. operating subsidiaries voluntarily filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy code in Wilmington, Delaware. From September 2000 to October 2001, Mr. Moor was Senior Vice President and Chief Financial Officer for Gerald Stevens, Inc., a floral products marketer and retailer. In April 2001, Gerald Stevens, Inc. and certain operating subsidiaries voluntarily filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy code in Miami, Florida. From June 1997 to January 2000, Mr. Moor was Executive Vice President and Chief Financial Officer for US Diagnostic, Inc., an operator of outpatient medical diagnostic imaging and related facilities. Prior to that, Mr. Moor held the position of Chief Financial Officer for a number of privately and publicly held real estate operating companies and worked in public accounting.

      Richard L. Handley has been the Company’s Senior Vice President, Secretary and General Counsel since May 1997. From October 1995 to May 1997, Mr. Handley served as Senior Vice President and the General Counsel of AutoNation. Prior to joining AutoNation, Mr. Handley held various positions in the environmental services sector, including a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry, Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, and various legal positions with affiliates of Waste Management. Prior to joining Waste Management, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

      MaryJo Finocchiaro has been the Company’s Vice President and Corporate Controller since December 2002. From September 1997 to December 2002, Ms. Finocchiaro served as Director of Financial Reporting for the Company. From 1988 to 1997, she served in a number of financial management positions for Bluegreen Corporation, a U.S. developer and marketer of timeshare resorts and planned residential and golf communities, including most recently as its Vice President, Controller and Director of Investor Relations. Prior to that, she worked in public accounting with Price Waterhouse.

      Steven R. Berrard has been a director of the Company since September 1996. In 1997, Mr. Berrard co-founded New River Capital Partners, a private equity firm with an investment strategy focused on branded specialty retail, e-commerce and education, and he controls New River Capital’s managing general partner. Mr. Berrard served as Co-Chief Executive Officer of AutoNation from October 1996 until September 1999. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. From January 1993 to September 1994, Mr. Berrard served as President and Chief Operating Officer of Blockbuster. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer, and he became a director of Blockbuster in May 1989. In addition, Mr. Berrard served as President and Chief Executive Officer and as a director of Spelling Entertainment Group Inc., a television and film entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996.

      Dennis J. Callaghan has been a director of the Company since July 1997. Mr. Callaghan was originally appointed to the Company’s Board of Directors in connection with the Company’s acquisition of the Boca Raton Resort & Club. Mr. Callaghan has been President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad since 1990.

      Michael S. Egan has been a director of the Company since April 1997. Mr. Egan has served as the controlling investor of Dancing Bear Investments, Inc., a privately-held investment company, since 1996. Mr. Egan has been Chairman of the Board of theglobe.com, an Internet communications company, since August 1997 and served as its Chief Executive Officer since June 2002. Mr. Egan has also served as the Chairman of ANC since October 1999 and as its Chief Executive Officer from January 2001 to April 2002. As indicated above, in November 2001, ANC voluntarily filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy code in Wilmington, Delaware. From 1986 to 1996, he was the majority owner and Chairman of Alamo Rent-A-Car, Inc., now a subsidiary of ANC. Mr. Egan is also Chairman and Chief Executive Officer of Certified Vacations, a wholesale tour operator. Mr. Egan entered the car rental business with Olins Rent-A-Car, where he held various positions, including President. Before acquiring Alamo, Mr. Egan held various administrative positions at Yale University and administrative and teaching positions at the University of Massachusetts at Amherst. Mr. Egan is a graduate of Cornell University, where he received a Bachelor’s degree in Hotel Administration.

      Harris W. Hudson has been a director of the Company since September 1996. Mr. Hudson is Chairman of Hudson Capital Group, Inc., a privately-held investment company. From August 1995 until May 2003, Mr. Hudson served as a director of AutoNation and from October 1996 until May 2003 as its Vice Chairman. Since May 1998, Mr. Hudson has served as Vice Chairman of Republic Services. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From May 1995 until August 1995, Mr. Hudson served as a consultant to AutoNation. From 1983 until August 1995, Mr. Hudson founded and served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company, which was acquired by AutoNation in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management. Mr. Hudson is the brother-in-law of Mr. Huizenga.

      George D. Johnson, Jr. has been a director of the Company since September 1996. Since January 1995, Mr. Johnson has served as Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Divisions, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of Norfolk Southern, a rail transport services company, and Duke Energy Corporation, a global energy company with business in electric operations, energy transmission, energy services and diversified operations.

      Henry Latimer has been a director of the Company since August 1997. Since March 2001, Mr. Latimer has been a member of the law firm of Greenberg Traurig LLP, practicing in its Fort Lauderdale, Florida office. From 1994 until March 2001, Mr. Latimer was the Managing Member of the Fort Lauderdale office of the law firm of Eckert Seamans Cherin & Mellot. From 1983 to 1994, Mr. Latimer was a partner in the Miami office of the law firm of Fine Jacobson Schwartz Nash & Block, where he served as Chairman of its Management Committee from 1993 to 1994. Prior to joining that firm, Mr. Latimer served as a circuit judge for the 17th Judicial Circuit in and for Broward County, Florida.

      Peter H. Roberts has been a director of the Company since January 2002. Since March 1999, Mr. Roberts has been President of Roberts Hotel Interests, Inc. Mr. Roberts owns and operates hotels in Florida and Virginia. From 1978 until February, 1999, Mr. Roberts was President of R & A Hotels, Inc., which owned and/or operated various hotel brands including Ritz Carlton, Marriott, Hyatt, Radisson, Holiday Inn and Best Western. Prior to joining R&A Hotels, Inc., Mr. Roberts held various management positions during his fourteen-year tenure at Marriott Corporation, including Vice President of Development, Vice President of Franchising and Vice President of Hotel Operations and Technical Services.

      Richard C. Rochon has been a director of the Company since September 1996. Since February 2002, Mr. Rochon has been the Chairman and Chief Executive Officer of Royal Palm Capital Partners LP, a private investment and management fund. From April 1998 through January 2002, Mr. Rochon was President of the Company. From 1988 to January 2002, Mr. Rochon was also President of Huizenga Holdings, Inc. (“Huizenga Holdings”), a privately-held diversified holding company controlled by Mr. Huizenga. From 1979 to 1985, he was an auditor with Coopers & Lybrand. Mr. Rochon has also served as a director of Century Business Services, Inc., a provider of out-sourced business services, since October 1996 and as a director of Bancshares of Florida, a holding company for two South Florida banks, since July 2002.

Meetings and Committees of the Board of Directors

      The Board of Directors held six meetings (including actions taken by written consent) during the fiscal year ended June 30, 2003. The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board of Directors has established an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation Committee to assist it in carrying out its duties. Each director attended at least 75% of the meetings of the board and of those committees on which he served, except for Mr. Latimer who was not present for two meetings of the board.

Executive Committee

      The Executive Committee consists of Messrs. Huizenga and Rochon, with Mr. Huizenga serving as Chairman. The Executive Committee has the authority to approve, on behalf of the entire Board of Directors, by vote at a duly convened meeting of the Executive Committee, or by unanimous written consent, (a) any acquisition including any acquisition of property, or the securities and/or assets and business of any industry not involving more than $10 million in cash, securities or other consideration, and (b) any borrowing, guarantees or other transactions of the Company not involving more than $10 million in cash, securities or other consideration. The executive committee did not meet during the fiscal year ended June 30, 2003.

Nominating Committee

      The Nominating Committee, which met once during the fiscal year ended June 30, 2003, consists of Messrs. Johnson and Egan, with Mr. Egan serving as Chairman. The Nominating Committee recommends to the Board criteria regarding the composition and size of the Board, reviews the qualifications of director candidates and recommends candidates to the Board. Although the Nominating Committee has not established formal procedures for the submission of stockholders’ recommendations for nominees for Board membership, such recommendations may be made by submitting the names and other pertinent information in writing to: Mr. Michael Egan, Chairman of the Nominating Committee, Boca Resorts, Inc., c/o corporate office, 501 East Camino Real, Boca Raton, Florida 33432.

Audit Committee

      The Audit Committee, which met formally on two occasions during the fiscal year ended June 30, 2003 and informally throughout the year, consists of Messrs. Latimer, Roberts and Berrard, with Mr. Berrard serving as Chairman. A charter approved by the Board of Directors and previously filed with the Securities and Exchange Commission governs the Audit Committee. Each member of the Audit Committee satisfies the independence, financial literacy and expertise requirements of the New York Stock Exchange. The Company’s Board of Directors has determined that Mr. Berrard satisfies the requirements for an audit committee financial expert under the rules and regulations of the Securities and Exchange Commission. The Audit Committee’s responsibilities include (a) the selection of the Company’s independent auditors, (b) discussing the arrangements for the proposed scope and results of the annual audit with management and the independent auditors, (c) reviewing the scope of non-audit professional services provided by the independent auditors and (d) reviewing with both management and the independent auditors their observations on the adequacy of the Company’s system of internal accounting controls, the critical accounting policies and the Company’s public financial disclosures.

Audit Committee Report

      As the Company’s Audit Committee, our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial reporting and audit processes, system of internal controls and ethical behavior. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. The independent auditors are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States. We also are responsible for reviewing the scope of audit services in conjunction with management and the auditor and discussing with the auditor any relationships or services that may impact the objectivity and independence of the auditor.

      In fulfilling our oversight role, we met and held discussions with the Company’s management and auditors. Management advised us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and the auditors. We discussed privately with the auditors matters deemed significant by the auditors, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 and No. 90 (Communication with Audit Committees), as amended.

      The auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the auditors matters relating to their independence (there were no non-audit services rendered by the auditors for the fiscal year ended June 30, 2003).

      Based on our review with management and the auditors of the Company’s audited consolidated financial statements and the auditors’ report on such financial statements, and based on the discussions described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 for filing with the Securities and Exchange Commission.

Steven R. Berrard, Peter H. Roberts and
Henry Latimer
As Members of the Audit Committee

Audit Fees

      The Company was billed or paid $280,000 to Ernst & Young LLP in connection with audit (or quarterly reviews) for the fiscal year ended June 30, 2003. The Company did not engage Ernst & Young LLP to perform any other services for the Company for the fiscal year ended June 30, 2003.

Compensation Committee

      The Compensation Committee, which met once during the fiscal year ended June 30, 2003, consists of Messrs. Egan and Johnson, with Mr. Egan serving as Chairman. The Compensation Committee reviews the Company’s compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers, and is responsible for administering the Company’s Stock Option Plan.

Director Compensation

      Directors who are also employees of the Company do not receive additional compensation for serving on the Board of Directors. Effective January 2003, non-employee directors receive $1,000 for each committee meeting attended along with an annual retainer of $42,500 for those directors who chair a committee and $40,000 for those directors who do not chair a committee. From January 2002 through December 2003, non-employee directors received $1,000 for each committee meeting attended along with an annual retainer of $27,500 for those directors who chaired a committee and $25,000 for those directors who did not chair a committee. Reasonable out-of-pocket expenses incurred by any of our directors on our behalf are reimbursed.

      Non-employee directors also receive periodic stock option grants under the Company’s Stock Option Plan. The Company’s current policy provides that each non-employee director receive upon such person’s initial election as a director, an option under the Stock Option Plan to acquire, at the then fair market value, 25,000 shares of Class A Common Stock and, subject to certain limitations, an annual option grant under the Stock Option Plan to acquire an additional 10,000 shares of Class A Common Stock at each annual meeting of the Company’s stockholders at which such director is re-elected or remains a director. The Stock Option Plan provides that options granted vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. The Board of Directors will periodically review and may revise the compensation policies for non-employee directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth remuneration paid or accrued by the Company and its subsidiaries during the fiscal years ended June 30, 2003, 2002 and 2001 to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company and its subsidiaries, other than the Chief Executive Officer, who received salary and bonus which combined equaled greater than $100,000 (together, the “Named Executive Officers”) and the capacities in which the services were rendered.

							Long-Term
							Compensation

		Annual Compensation					Securities
							Underlying Options
					Other Annual		to Purchase Class
Name and Principal Position	Fiscal Year	Salary	Bonus		Compensation		A Common Stock

H. Wayne Huizenga	2003	—	—		—		250,000 shares
Chairman of the Board and	2002	—	—		—		250,000 shares
Chief Executive Officer	2001	—	—		—		350,000 shares
David S. Feder	2003	$425,000	$125,000	(1)	$46,494	(1)	75,000 shares
President and Chief	2002	$425,000	$305,000	(1)	$43,381	(1)	175,000 shares
Operating Officer	2001	—	—		—		—
Wayne Moor	2003	$275,000	—		—		87,500 shares
Senior Vice President, Treasurer	2002	—	—		—		—
and Chief Financial Officer	2001	—	—		—		—
Richard L. Handley	2003	$136,250	—		$16,853	(2)	37,500 shares
Senior Vice President, Secretary	2002	$136,250	—		$27,660	(2)	37,500 shares
and General Counsel	2001	$200,000	—		$18,863	(2)	50,000 shares
MaryJo Finocchiaro	2003	$152,778	—		—		18,000 shares
Vice President and Corporate	2002	—	—		—		—
Controller	2001	—	—		—		—

(1)	Bonus compensation for the fiscal year ended June 30, 2003 included a performance bonus paid to Mr. Feder after finalization of the audited financial statements. Bonus compensation for the fiscal year ended June 30, 2002 for Mr. Feder included a signing bonus of $180,000 and an annual bonus of $125,000. Other annual compensation includes contributions to Mr. Feder’s retirement fund, the leased value of an automobile made available to Mr. Feder, the value of temporary living accommodations at the Boca Raton Resort & Club in connection with his relocation and other moving expenses.

(2)	Comprised of contributions to employees’ retirement fund as well as medical, dental, disability and life insurance premiums paid by the Company on behalf of employee.

Employment Agreements

      In October 2001, the Company entered into an employment agreement with Mr. Feder. The employment agreement expires in October 2004 and provides for a base salary subject to annual review by the Compensation Committee (which base salary amounted to $425,000 as of June 30, 2003) and an annual incentive bonus not to exceed $125,000 based on satisfaction of certain performance criteria (except for the year ended June 30, 2002 where Mr. Feder was entitled to a signing bonus of $180,000 and an annual bonus of $125,000). The employment agreement also provides for reimbursement of reasonable moving expenses and temporary living accommodations incurred by Mr. Feder in connection with his relocation. If the Company terminates Mr. Feder’s employment without cause, the Company will pay Mr. Feder a severance payment in an amount equal to 300% of his base salary in effect as of the date of termination payable in equal installments over a twelve-month period.

Option Grants in Last Fiscal Year

      The following table sets forth information concerning grants of stock options made during the fiscal year ended June 30, 2003 to the Named Executive Officers.

					Potential Realizable Value
		% of Total			at Assumed Annual Rates
	Number of	Options			of Stock Price
	Securities	Granted to			Appreciation for
	Underlying	Employees			Option Term(2)
	Options	in	Exercise	Expiration
Name	Granted(1)	Fiscal Year	Price	Date	5%	10%

H. Wayne Huizenga	250,000 shares	32.3%	$11.16	11/19/12	$1,754,616	$4,446,541
Chairman of the Board and Chief Executive Officer
David S. Feder	75,000 shares	9.7%	$11.16	11/19/12	$526,385	$1,333,962
President and Chief Operating Officer
Wayne Moor	37,500 shares	4.9%	$11.16	11/19/12	$263,192	$666,981
Senior Vice President, Treasurer and Chief	50,000 shares	6.5%	$10.85	10/28/12	$341,175	$864,605
Financial Officer
Richard L. Handley	37,500 shares	4.9%	$11.16	11/19/12	$263,192	$666,981
Senior Vice President, Secretary and General Counsel
MaryJo Finocchiaro	18,000 shares	2.3%	$11.16	11/19/12	$126,332	$320,151
Vice President and Corporate Controller

(1)	These options become exercisable in four equal annual installments commencing on November 19, 2003, except for the award covering 50,000 shares to Mr. Moor, which becomes exercisable in four equal annual installments commencing on October 28, 2003.

(2)	As required by the rules promulgated by the Securities and Exchange Commission, potential realizable values are based on the prescribed assumption that the Company’s Class A Common Stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company’s Class A Common Stock.

Fiscal Year-end Option Value Table

			Value of Unexercised
	Number of Securities Underlying		In-the-Money Options
	Unexercised Options at June 30, 2003		at June 30, 2003

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

H. Wayne Huizenga	1,037,500 shares	612,500 shares	$1,820,625	$1,150,000
Chairman of the Board and Chief Executive Officer
David S. Feder	151,250 shares	206,250 shares	$303,375	$570,000
President and Chief Operating Officer
Wayne Moor	—	87,500 shares	—	$176,500
Senior Vice President, Treasurer and Chief Financial Officer
Richard L. Handley	235,475 shares	103,125 shares	$340,750	$213,125
Senior Vice President, Secretary and General Counsel
MaryJo Finocchiaro	39,527 shares	41,500 shares	$68,591	$90,925
Vice President and Corporate Controller

Stock Option Plan

      The Stock Option Plan is designed as a means to attract, retain and motivate key employees and directors. The Compensation Committee is currently responsible for administering and interpreting the Stock Option Plan.

      Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years nor more than ten years, as determined by the Compensation Committee. The Stock Option Plan provides that options granted vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

      The number of shares of Class A Common Stock authorized under the Company’s Stock Option Plan is 9,000,000. As of September 11, 2003, the Company had granted, net of cancellations, options to purchase an aggregate of 7,320,273 shares of the Class A Common Stock with exercise prices ranging from $9.31 per share to $26.38 per share, leaving 1,679,727 options available for future grants.

Compensation Committee Report on Executive Compensation

      The Compensation Committee is composed of two outside (non-management) directors of the Company. The Committee’s responsibilities include reviewing and making recommendations to the Board of Directors generally with respect to the compensation of the Company’s executive officers. The Board of Directors reviews these recommendations and approves all executive compensation action.

      The Company’s executive compensation program is designed to align compensation with the Company’s business strategy, values and management initiatives. Historically, the components of the Company’s compensation program for executive officers have included base compensation and stock options.

Base Compensation

      The Committee has evaluated and determined appropriate ranges of pay for all categories of management to facilitate a Company-wide systematic salary structure with appropriate internal alignment. In determining appropriate pay ranges, the Committee annually examines market compensation levels for executives who are currently employed in similar positions in public companies with comparable revenues, net income and market capitalization.

Stock Options

      Stock options align the interests of employees and stockholders by providing value to the employee when the stock price increases. All options are granted with exercise prices equal to 100% of the fair market value of the Class A Common Stock on the date of grant.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits an employer’s income tax deduction for compensation paid to certain key executives of a public company to $1,000,000 per executive per year. The Company has no executives whose salaries currently approach this level and, accordingly, has not addressed what approach it will take with respect to Section 162(m), except to the extent the Stock Option Plan contains standard limits and provisions on awards which are extended to enable such awards to be exempt from the Section 162(m) deduction limits.

Compensation of Chairman of the Board and Chief Executive Officer

      The Compensation Committee’s approach to executive compensation is designed to focus management’s attention on and reward strong financial performance, overall leadership, strategic planning and increased shareholder value. Stock ownership is a fundamental principle underlying the philosophy and structure of the Company’s compensation. Ownership ensures alignment with the interests of stockholders and reinforces the Company’s aim of people working together.

      Mr. Huizenga has been awarded periodic grants of stock options since he became Chairman of the Board and Chief Executive Officer in September 1996, but has not been paid a salary or bonus. He was awarded stock options entitling him to purchase 250,000 shares of Class A Common Stock exercisable at a price of $11.16 during the year ending June 30, 2003, compared to stock options entitling him to purchase 250,000 shares of Class A Common Stock exercisable at a price of $9.32 during the year ending June 30, 2002.

      While the U.S. economic recession compounded by geopolitical concerns has made for an exceedingly difficult business environment, Mr. Huizenga together with his management team, achieved several key objectives during the fiscal year ended June 30, 2003. Mr. Huizenga led the Company to achieve solid financial performance in spite of the challenging macroeconomic landscape. Pre-tax income from continuing operations, before charges for the early retirement of debt, totaled $14.5 million for the fiscal year ended June 30, 2003, compared to $8.9 million for the year ended June 30, 2002. The fiscal year was also marked by additional strategic investments in the Company’s resort portfolio, including a $20.0 million comprehensive guestroom renovation at the Registry Resort and a state-of-the-art marina renovation at the Bahia Mar Resort and Yachting Center. The marina renovation is expected to be completed in the Fall of 2003 and cost $18.0 million. In addition to undertaking capital projects, two non-core land parcels were sold during the year and the nearly $13.0 million in net proceeds were used to further reduce debt and repurchase Company stock. Management was also successful in improving the Company’s financial flexibility by extending its $146 million revolving credit facility to June 2005. The Compensation Committee’s knowledge of Mr. Huizenga’s successful business background, together with their observation of his performance during his tenure with the Company, assures the Committee of his ability to provide the Company with strong leadership.

Michael S. Egan and George D. Johnson, Jr.
As Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee consists of Messrs. Egan and Johnson. No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the fiscal year ended June 30, 2003 or was formerly an officer of the Company or of any of its subsidiaries. During the fiscal year ended June 30, 2003, none of the executive officers of the Company served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company. During the fiscal year ended June 30, 2003, Mr. Huizenga served as a director of Extended Stay and AutoNation, during which time Mr. Johnson served as an executive officer of Extended Stay and Mr. Hudson served as an executive officer of AutoNation.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder returns on the Class A Common Stock, based on the market price of Class A Common Stock from June 30, 1998 through June 30, 2003, with the cumulative total return of each of (a) the S&P 500 Index and (b) a peer group consisting of Hilton Hotels Corporation, Host Marriott Corporation, Starwood Hotels & Resorts Worldwide, Wyndham International, Inc. and Vail Resorts, Inc. The graph assumes that the value of the investment in the Class A Common Stock and in each index was $100 at June 30, 1998 and that all dividends were reinvested. The graph lines connect quarter-end dates and do not reflect fluctuations between those dates.

CUMULATIVE TOTAL RETURN

Based on an investment of $100 on June 30, 1998

	Jun-	Sep-	Dec-	Mar-	Jun-	Sep-	Dec-	Mar-	Jun-	Sep-
	98	98	98	99	99	99	99	00	00	00

Boca Resorts, Inc.	$100.00	$54.92	$47.30	$39.37	$54.29	$53.33	$49.52	$43.49	$50.16	$55.87
S&P 500 Index	$100.00	$90.05	$109.23	$114.67	$122.75	$115.09	$132.22	$135.25	$131.65	$130.37
Peer Group	$100.00	$62.61	$58.77	$61.28	$64.34	$48.22	$47.42	$46.42	$56.11	$60.82

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Dec-	Mar-	Jun-	Sep-	Dec-	Mar-	Jun-	Sep-	Dec-	Mar-	Jun-
	00	01	01	01	01	02	02	02	02	03	03

Boca Resorts, Inc.	$73.02	$58.92	$74.82	$50.54	$66.54	$65.73	$67.30	$51.81	$54.35	$55.92	$66.03
S&P 500 Index	$120.17	$105.91	$112.11	$95.65	$105.88	$106.16	$91.95	$76.06	$82.48	$79.88	$92.18
Peer Group	$64.97	$62.89	$73.85	$42.33	$57.05	$73.52	$67.69	$51.05	$54.81	$50.18	$59.53

      The Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph above shall not be deemed soliciting material or incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission by implication or by any reference in any such filing to this Proxy Statement.

RELATED TRANSACTIONS

      The following is a summary of material agreements and transactions between or among the Company and related parties. It is the Company’s policy to enter into any such transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on management’s experience and the terms of the Company’s transactions with unaffiliated parties, it is management’s belief that all of the transactions described below involving the Company met that standard at the time such transactions were effected.

      The Company paid a management fee to Huizenga Holdings, Inc., a corporation whose sole shareholder is the Company’s Chairman and Chief Executive Officer, H. Wayne Huizenga, equal to $1.9 million, $2.7 million and $3.7 million for the fiscal years ended June 30, 2003, 2002 and 2001, respectively. Following the resignation of Richard C. Rochon as President of the Company (where he served without salary), and as President of Huizenga Holdings, Inc., the management agreement was amended to limit the management fee payable for the fiscal year ended June 30, 2003 to the lesser of 1% of total revenue, or $1.9 million. The limit on the management fee for the fiscal year ended June 30, 2003 was principally due to Mr. Rochon’s resignation. Prior to that, the management fee was equal to 1% of total revenue of the Company. It is anticipated that the management agreement and fee will continue to be reviewed annually by the Company. Pursuant to the agreement, Huizenga Holdings, Inc. primarily provides certain administrative, financing, tax, legal, investor relations and strategy related services to the Company.

      The Company paid Callaghan & Partners, Ltd. $326,000 and $448,000 during the years ended June 30, 2002 and 2001, respectively, which represented 1.5% of the budgeted construction and development cost of certain approved projects. No amounts were paid or owed during the fiscal year ended June 30, 2003. Dennis J. Callaghan, a director of the Company, is President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than five percent of the Class A Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of the Class A Common Stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filings with respect to the Company’s fiscal year ended June 30, 2003 were timely made.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options) as of September 11, 2003, by (a) each person known to own beneficially more than 5% of the Class A Common Stock, (b) each of the Company’s directors, (c) each of the Company’s executive officers and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of the designated party is at 501 East Camino Real, Boca Raton, Florida 33432, the Company’s principal business address.

		Options	Total
		Exercisable	Shares
	Common	Within 60	Beneficially	Percent
	Stock	Days	Owned	Ownership(1)

H. Wayne Huizenga(2)	6,785,796	1,187,500	7,973,296	19.7%
David S. Feder	—	195,000	195,000	*
Wayne Moor	—	12,500	12,500	*
Richard L. Handley	15,000	257,350	272,350	*
MaryJo Finocchiaro	—	47,777	47,777	*
Steven R. Berrard(3)	603,822	75,000	678,822	1.7%
Dennis J. Callaghan	88,125	405,000	493,125	1.2%
Michael S. Egan(4)	110,200	75,000	185,200	*
Harris W. Hudson(5)	391,000	75,000	466,000	1.2%
George D. Johnson, Jr.(6)	1,739,848	75,000	1,814,848	4.6%
Henry Latimer	—	75,000	75,000	*
Peter H. Roberts(7)	413,000	46,250	459,250	1.2%
Richard C. Rochon(8)	870,162	650,000	1,520,162	3.8%
All directors and executive officers as a group (13 persons)	11,016,953	3,176,377	14,193,330	33.4%
H. Wayne Huizenga, Jr.	6,846,201	31,000	6,877,201	17.5%
450 East Las Olas Blvd
Fort Lauderdale, Florida 33301(9)
Dimensional Fund Advisors, Inc.	2,787,100	—	2,787,100	7.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401(10)
Cascade Investment, L.L.C.	2,047,704	—	2,047,704	5.2%
2365 Carillon Point
Kirkland, Washington 98033(11)

*	Less than one percent (1%).

(1)	The denominator used to calculate percent of beneficial ownership for each named stockholder is based on 39,350,578 shares of Common Stock outstanding at September 11, 2003, plus those shares issuable within 60 days of September 11, 2003 upon exercise of any options that are held by the applicable stockholder.

(2)	The aggregate number of shares of Common Stock owned by Mr. Huizenga includes (a) 6,033,494 shares of Class A Common Stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 397,202 shares owned directly by Mr. Huizenga, (c) 100,100 shares owned by Mr. Huizenga’s wife and 255,000 shares of Class B Common Stock, which are all the shares of Class B Common Stock issued and outstanding. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.

(3)	The aggregate number of shares of Class A Common Stock owned by Mr. Berrard consists of 603,822 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard.

(4)	The aggregate number of shares of Class A Common Stock owned by Mr. Egan consists of 110,000 shares owned directly by Mr. Egan and 200 shares owned by a member of Mr. Egan’s family living in the same household as Mr. Egan.

(5)	The aggregate number of shares of Class A Common Stock owned by Mr. Hudson consists of 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson and 91,000 shares owned directly by Mr. Hudson.

(6)	The aggregate number of shares of Class A Common Stock owned by Mr. Johnson consists of (a) 1,118,848 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Johnson, (b) 15,000 shares owned by Mr. Johnson’s wife, (c) 303,000 shares owned by the GD Johnson III ESA Trust and (d) 303,000 shares owned by the SP Johnson ESA Trust.

Mr. Johnson disclaims beneficial ownership of the shares owned by the GD Johnson III ESA Trust and the SP Johnson ESA Trust.

(7)	The aggregate number of shares of Class A Common Stock owned by Mr. Roberts consists of 400,000 shares owned directly by Mr. Roberts and 13,000 shares owned by Mr. Robert’s wife.

(8)	The aggregate number of shares of Class A Common Stock owned by Mr. Rochon consists of 870,162 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon.

(9)	The number of shares of Common Stock beneficially owned by H. Wayne Huizenga, Jr., son of Mr. Huizenga, is based upon a review of the Form 4 filed on April 1, 2003.

(10)	The number of shares of Common Stock beneficially owned by Dimensional Fund Advisors, Inc. is based upon a review of the Schedule 13G/A filed on February 11, 2003.

(11)	The number of shares of Common Stock beneficially owned by Cascade Investment, L.L.C is based upon a review of the Schedule 13D filed on October 12, 2000.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The Company’s Bylaws provide that the Board of Directors shall consist of one or more members, the exact number of which may be determined from time to time by the Company’s stockholders or the Board of Directors. On July 25, 2003, the Board of Directors nominated all of its then present members for re-election as directors for a term expiring at the Company’s 2004 Annual Meeting of Stockholders or until a successor of each has been elected and qualified. All nominees have indicated their willingness to serve and, unless otherwise specified on the proxy, it is the intention of the proxy holders to vote for the nominees listed below. The confirmed nominees for the Board of Directors for the term expiring at the Company’s 2004 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified are as follows:

Steven R. Berrard
Dennis J. Callaghan
Michael S. Egan
Harris W. Hudson
H. Wayne Huizenga
George D. Johnson, Jr.
Henry Latimer
Peter H. Roberts
Richard C. Rochon

      Biographical information relating to each of these nominees for director appears earlier in this Proxy Statement under the heading “BIOGRAPHICAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS.”

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED (OR INTERNET AND TELEPHONE VOTING FOR REGISTERED HOLDERS OF COMMON STOCK) WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Sarbanes-Oxley Act provides that each corporation’s audit committee is directly responsible for appointing the independent public accountants. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. It is anticipated that a representative from Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if so desired and will be available to respond to any appropriate questions. Ernst & Young LLP replaced Arthur Andersen LLP as the Company’s independent public accountants on June 26, 2002. Arthur Andersen LLP acted as independent accountants of the Company from 1996 until June 2002.

STOCKHOLDER PROPOSALS

      In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its 2004 Annual Meeting of Stockholders must do so no later than June 1, 2004, which represents 120 calendar days before September 30 (the date of this Proxy Statement). Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices.

      In addition, the Company’s Bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation).

      The stockholder notice must include the stockholder’s name and address as it appears on the Company’s records and the class and number of shares of the Company’s capital stock beneficially owned by such stockholder. In addition, (a) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (b) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

OTHER MATTERS

      Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interests of the Company. The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. Your Board of Directors has designated the proxies named therein.

By order of the Board of Directors,

Richard L. Handley
Senior Vice President, Secretary and General Counsel

Boca Raton, Florida

September 30, 2003

DETACH HERE	ZBCRC2

PROXY

BOCA RESORTS, INC.

501 E. CAMINO REAL
BOCA RATON, FLORIDA 33432

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 7, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of BOCA RESORTS, INC., a Delaware corporation (the “Company”), hereby appoints WAYNE MOOR and RICHARD L. HANDLEY, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Class A common stock and Class B common stock (collectively, “Common Stock”) of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., Eastern Standard Time, on November 7, 2003, at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432, and at all adjournments or postponements thereof, with authority to vote said Common Stock on the matters set forth on the reverse side.

The shares of Common Stock represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder, who shall be entitled to the number of votes corresponding to each share of Class A common stock and/or Class B common stock held by such stockholder.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

BOCA RESORTS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBCRC1

☒	Please mark votes as in this example	#BCR

The Board of Directors recommends a vote FOR the following proposals:

				FOR	AGAINST	ABSTAIN
1.	To elect as directors of Boca Resorts, Inc. (the “Company”) all of the following nominees: Nominees: (01) Steven R. Berrard, (02) Dennis J. Callaghan, (03) Michael S. Egan, (04) Harris W. Hudson, (05) H. Wayne Huizenga, (06) George D. Johnson, Jr., (07) Henry Latimer, (08) Peter H. Roberts and (09) Richard C. Rochon.	2.	To ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as the Company’s independent public accountants for the year ending June 30, 2004; and	☐	☐	☐

	FOR ALL NOMINEES ☐ ☐ WITHHELD FROM ALL NOMINEES	3.	In their judgement, the proxies are authorized to vote upon such other business as may be properly brought before the Annual Meeting and each adjournment or postponement thereof.
	☐

	For all nominee(s) except as written above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE FIRST TWO PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, DATE, SIGN AND RETURN USING THE ENCLOSED ENVELOPE. YOUR PROMPT ATTENTION WILL BE APPRECIATED.

Please sign your name exactly as it appears on the left. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles and submit evidence of appointment unless previously furnished to the Company or its transfer agent. All joint owners should sign.

Signature:	Date:	Signature:	Date: